APPENDIX A

List of Funds

Amerigo Fund

Clermont Fund

Select Allocation Fund

Descartes Fund

Liahona Fund

Select Appreciation Fund

Enhanced Income Fund

Flexible Income Fund

Shelter Fund

Milestone Treasury Obligations Fund

The parties hereto agree that this Appendix A shall supersede and replace the existing Appendix A to the Consulting Agreement effective as of the 25th day of July 2012 ..

ADVISORONE FUNDS

NORTHERN LIGHTS COMPLIANCE SERVICES, LLC

By: /s/ Todd Clarke

By: /s/ Michael J. Wagner

Todd Clarke, President

Michael J. Wagner, President